Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 18, 2025 with respect to the audited financial statements of ProCap Acquisition Corp. (the “Company”) as of January 10, 2025, and for the period from January 2, 2025 (inception) through January 10, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 30, 2025